Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS FOURTH QUARTER AND 2009 RESULTS

DEERFIELD, Ill., Feb. 11, 2010 — United Stationers Inc. (NASDAQ: USTR) reported results for its fourth quarter and year ended December 31, 2009.

Fourth Quarter Financial Summary

•                  Net sales were $1.2 billion, up 3.3% from last year’s fourth quarter.

•                  Diluted earnings per share were $1.33 for 2009 versus $0.95 in the prior year.  Excluding certain items, diluted earnings per share in 2009 were $0.98(1).

•                  Gross margin was $178.0 million, or 15.1% of sales, versus $176.5 million, or 15.4% in same period last year.

•                  Operating expenses were $119.1 million in 2009.  Excluding a one-time gain from a negotiated settlement with a service supplier, operating expenses were $133.1 million(1), or 11.3% of sales in 2009, compared with $133.5 million, or 11.7% of sales in 2008.

•                  Operating income was $58.9 million in 2009.  Excluding the one-time gain mentioned above, operating income in 2009 was $44.9 million(1), or 3.8% of sales, compared with $43.0 million , or 3.8% in the prior-year quarter.

2009 Financial Summary

•                  Net sales declined from last year by 5.5% to $4.7 billion.

•                  Diluted earnings per share in 2009 were $4.19 versus $4.13 in 2008.  Excluding certain items, 2009 was $3.91(1), compared with $4.05(1) in 2008.

•                  Gross margin was $690.6 million, or 14.7% of sales, versus $740.7 million, or 14.9% in 2008.

•                  Operating expenses in 2009 were $503.0 million, or 10.7% of sales.   Excluding certain items, operating expenses were $513.6 million(1), or 10.9% of sales, compared with $551.3 million(1), or 11.1% of sales in 2008.

•                  Operating income was $187.6 million, or 4.0% of sales, versus $192.5 million, or 3.9% of sales last year.  Excluding certain items, it was $177.0 million(1), or 3.8% of sales, compared with $189.4 million(1), or 3.8% last year.

•                  On a GAAP basis, net cash provided by operating activities totaled $239.4 million.  Excluding the impact of accounts receivable sold, net cash provided by operating activities was $262.4 million(1) versus $95.7 million(1) in 2008.

“We set challenging goals for 2009 to manage through the recession and emerge in a strong competitive position,” said Richard W. Gochnauer, president and chief executive officer. “Thanks to our associates’ outstanding efforts, we achieved those goals. We aggressively controlled costs and working capital, delivering record cash flow while maintaining high levels of customer service. Investments in growth initiatives, plus innovations to our marketing and logistics services, further advanced our value proposition for customers and suppliers. Our fourth quarter results reflect disciplined execution and modestly improved market conditions. We enter 2010 from a position of strength, with our growth strategies gaining momentum and ample financial flexibility to fund them.”

Fourth Quarter Results

Net sales for the fourth quarter of 2009 were $1.2 billion, up 3.3% versus 2008.  During the fourth quarter of 2009, sales in the technology and janitorial/breakroom product categories grew by 12% and 10%, respectively, while the office products category was up 2%.  Continued economic weakness negatively affected sales in the office furniture and industrial supplies categories, which fell 23% and 18%, respectively.

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Gross margin for the latest quarter was $178.0 million, or 15.1% of sales, compared with $176.5 million, or 15.4% of sales in the prior year.  Gross margin was negatively affected by a significant reduction in product cost inflation and a lower margin product mix, while sales growth led to higher inventory purchases and increased supplier allowances.  Margins were also helped by cost containment actions targeting freight and distribution center lease expenses.

Operating expenses for the fourth quarter of 2009 were $119.1 million, including a $14.0 million favorable negotiated settlement with a service supplier.   Excluding this item, operating expenses were $133.1 million(1), or 11.3% of sales, compared with $133.5 million, or 11.7% of sales in the prior year.  Bad debt expense in the latest quarter declined sharply compared with last year’s high level, which was partially offset by increased variable compensation, healthcare, and facility exit costs.

Operating income in the fourth quarter of 2009 was $58.9 million.  Excluding the favorable item mentioned above, operating income was $44.9 million(1), or 3.8% of sales, compared with $43.0 million, or 3.8% in the prior year.

Diluted earnings per share for the fourth quarter were $1.33.  Excluding the settlement, non-GAAP diluted earnings per share for the three months were $0.98(1), compared with $0.95 in the prior year.  In addition to the above mentioned results, fourth quarter 2009 diluted earnings per share were favorably impacted by lower interest and other expense due to significantly reduced funding requirements.

2009 Results

Net sales for 2009 were $4.7 billion, compared with $5.0 billion in 2008.

Gross margin in the latest year was $690.6 million, or 14.7% of sales, compared with $740.7 million, or 14.9% of sales in 2008.

Operating expenses in 2009 totaled $503.0 million, or 10.7% of sales, including a gain of $14.0 million related to the abovementioned settlement and a severance charge of $3.4 million.  Excluding the net favorable impact of these items, 2009 operating expenses were $513.6 million(1), or 10.9% of sales.  Operating expenses in 2008 were $548.2 million, including a $9.8 million gain on the sale of three buildings and a $6.7 million asset impairment charge.  Adjusting for these items, operating expenses in 2008 were $551.3 million(1), or 11.1% of sales.

Operating income in 2009 was $187.6 million, or 4.0% of sales, compared with $192.5 million, or 3.9% in 2008.

Diluted earnings per share for 2009 were $4.19, up from $4.13 in 2008.  Non-GAAP diluted earnings per share were $3.91 (1) compared with $4.05(1) in 2008.  This comparison excludes the 2009 settlement, the 2009 severance charge, the 2008 gain on building sales, and the asset impairment charge discussed earlier.  Earnings per share in 2009 were favorably impacted by lower interest and other expense due to strong operating cash flow, which was used to reduce overall borrowings.

Debt Trends and Cash Flow

Outstanding debt totaled $441.8 million at December 31, 2009.  Outstanding debt plus securitization financing was down $244.3 million(1) from the prior year.

Net cash provided by operating activities in 2009 was $239.4 million, compared with a use of $129.3 million in 2008. After excluding the effects of accounts receivable sold, net cash provided by operating activities totaled $262.4 million(1) in 2009, compared with $95.7 million(1) in 2008.  Net cash provided by operating activities in 2009 was positively affected by diligent working capital management during weak economic conditions.  Capital spending was $14.9 million for the year.

“During 2009, we significantly strengthened our balance sheet, reducing debt to 38.5% of total capitalization and reducing leverage to 1.9-times EBITDA. Our liquidity and access to capital remains strong, and committed debt capacity continues to be well in excess of our anticipated needs. Going forward, this provides improved flexibility to use our free cash flow to return value to shareholders — by balancing inventory investment buys and capital expenditures with bolt-on acquisitions and share repurchases,” Gochnauer stated.

2010 Outlook

“Business conditions remain mixed as evidenced by continued high U.S. unemployment, recovering industrial production trends and an improving GDP.  As a result, we remain cautious as we enter 2010.  First quarter revenues to date are up approximately 5%, reflecting easier comparisons and progress on growth initiatives. However, we do not yet see evidence of an improved product mix,” stated Gochnauer.

Margins are expected to be reduced by low product cost inflation, especially when compared with high inflation in the first quarter of 2009. Cost containment and operating leverage will remain a primary focus for 2010, helping to offset the reversal of approximately $20 million in compensation and other short-term cost reduction actions taken in 2009. Investments in key growth strategies and innovative services will continue. Capital spending for 2010 is expected to total approximately $30 million.

“We anticipate that managing out of the recession will prove as challenging as managing through it. However, our associates have proven that they can generate War on Waste (WOW) cost savings, accelerate our growth strategies, deliver high-value services for our customers and suppliers, and effectively manage the business even in a difficult economy,” concluded Gochnauer.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 12, 2010, at 10:00 a.m. CT, to discuss fourth quarter and 2009 results. To participate, callers within the U.S. and Canada should dial (877) 880-8217, and international callers should dial (702) 928-6965 approximately 10 minutes before the presentation.  The passcode is “53350943.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,183,046	$1,145,214	$4,710,291	$4,986,878
Cost of goods sold	1,005,050	968,719	4,019,650	4,246,199
Gross profit	177,996	176,495	690,641	740,679

Operating expenses:
Warehousing, marketing and administrative expenses	119,106	133,466	503,013	548,222

Operating income	58,890	43,029	187,628	192,457

Interest expense, net	6,549	7,392	27,323	27,515

Other expense, net	—	1,783	204	8,079

Income before income taxes	52,341	33,854	160,101	156,863

Income tax expense	19,503	11,299	59,116	58,449

Net income	$32,838	$22,555	$100,985	$98,414

Net income per share - diluted	$1.33	$0.95	$4.19	$4.13
Weighted average number of common shares – diluted	24,622	23,669	24,096	23,847

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$18,555	$10,662
Accounts receivable, net*	641,317	610,210
Inventories	590,854	680,516
Other current assets	33,026	33,857
Total current assets	1,283,752	1,335,245

Property, plant and equipment, net	135,032	153,014
Intangible assets, net	62,932	67,982
Goodwill, net	314,429	314,441
Other long-term assets	12,371	10,834
Total assets	$1,808,516	$1,881,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$390,883	$341,084
Accrued liabilities	171,366	186,530
Total current liabilities	562,249	527,614

Deferred income taxes	4,052	—
Long-term debt	441,800	663,100
Other long-term liabilities	93,702	125,164
Total liabilities	1,101,803	1,315,878

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2009 and 2008	3,722	3,722
Additional paid-in capital	387,131	382,721
Treasury stock, at cost — 13,237,495 and 13,687,843 shares at December 31, 2009 and 2008, respectively	(700,294)	(712,944)
Retained earnings	1,058,074	957,089
Accumulated other comprehensive loss, net of tax	(41,920)	(64,950)
Total stockholders’ equity	706,713	565,638
Total liabilities and stockholders’ equity	$1,808,516	$1,881,516

*Retained interest in accounts receivable sold was $445.3 million at December 31, 2009 and $327.9 million at December 31, 2008.  The December 31, 2008 accounts receivable balance does not include $23.0 million of accounts receivable sold through a securitization program, which qualified for off-balance sheet treatment.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$100,985	$98,414
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40,747	43,457
Share-based compensation	12,266	8,971
Write-off of capitalized software development costs	—	6,735
Loss (gain) on the disposition of property, plant and equipment	566	(9,851)
Amortization of capitalized financing costs	927	924
Excess tax benefits related to share-based compensation	(712)	(72)
Deferred income taxes	(10,340)	447
Changes in operating assets and liabilities:
Increase in accounts receivable and retained interest in accounts receivable sold, net	(31,175)	(185,728)
Decrease in inventory	89,815	39,530
Decrease (increase) in other assets	2,106	(14,752)
Increase (decrease) in accounts payable	647	(76,449)
Increase (decrease) in checks in-transit	49,244	(31,566)
Decrease in accrued liabilities	(18,212)	(14,137)
Increase in other liabilities	2,531	4,772
Net cash provided by (used in) operating activities	239,395	(129,305)
Cash Flows From Investing Activities:
Acquisitions	—	(14,891)
Capital expenditures	(14,924)	(31,713)
Proceeds from the disposition of property, plant and equipment	95	18,238
Net cash used in investing activities	(14,829)	(28,366)
Cash Flows From Financing Activities:
Net (repayments) borrowings under Revolving Credit Facility	(221,300)	212,100
Net proceeds from share-based compensation arrangements	4,818	2,019
Acquisition of treasury stock, at cost	—	(67,505)
Excess tax benefits related to share-based compensation	712	72
Payment of debt issuance costs	(897)	(256)
Net cash (used in) provided by financing activities	(216,667)	146,430
Effect of exchange rate changes on cash and cash equivalents	(6)	(54)
Net change in cash and cash equivalents	7,893	(11,295)
Cash and cash equivalents, beginning of period	10,662	21,957
Cash and cash equivalents, end of period	$18,555	$10,662

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	December 31,
	2009	2008	Change
Long-term debt	$441,800	$663,100	$(221,300)
Accounts receivable sold	—	23,000	(23,000)
Total debt and securitization (adjusted debt)	441,800	686,100	(244,300)
Stockholders’ equity	706,713	565,638	141,075
Total capitalization	$1,148,513	$1,251,738	$(103,225)

Adjusted debt-to-total capitalization	38.5%	54.8%	(16.3)%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that accounts receivable sold under the company’s prior receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers these accounts receivables sold to be a financing mechanism. Management believes it is helpful to provide readers of its financial statements with a measure that adds these accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Years Ended December 31,
	2009	2008
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$239,395	$(129,305)
Excluding the change in accounts receivable sold	23,000	225,000
Net cash provided by operating activities excluding the effects of accounts receivable sold	$262,395	$95,695

Cash Flows From Financing Activities:
Net cash (used in) provided by financing activities	$(216,667)	$146,430
Including the change in accounts receivable sold	(23,000)	(225,000)
Net cash used in financing activities including the effects of accounts receivable sold	$(239,667)	$(78,570)

Note: Net cash provided by operating activities, excluding the effects of receivables sold, is presented as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s prior receivables securitization program be reflected within operating cash flows. Internally, the company considers these accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  Management believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in these accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Three Months Ended December 31,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,183.0	100.00%	$1,145.2	100.00%

Gross profit	$178.0	15.05%	$176.5	15.41%

Operating expenses	$119.1	10.07%	$133.5	11.65%
Negotiated settlement with a service supplier	14.0	1.18%	—	—
Adjusted operating expenses	$133.1	11.25%	$133.5	11.65%

Operating income	$58.9	4.98%	$43.0	3.76%
Operating expense item noted above	(14.0)	(1.18)%	—	—
Adjusted operating income	$44.9	3.80%	$43.0	3.76%

Net income	$32.8		$22.6
Operating expense item noted above	(8.7)		—
Adjusted net income	$24.1		$22.6

Net income per share - diluted	$1.33		$0.95
Per share operating expense item noted above	(0.35)		—
Adjusted net income per share - diluted	$0.98		$0.95

Weighted average number of common shares - diluted	24,622		23,669

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the fourth quarter of 2009 exclude the effects of a positive settlement with a service supplier.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

 (in millions, except per share data)

	For the Years Ended December 31,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$4,710.3	100.00%	$4,986.9	100.00%

Gross profit	$690.6	14.66%	$740.7	14.85%

Operating expenses	$503.0	10.68%	$548.2	10.99%
Negotiated settlement with a service supplier	14.0	0.30%	—	—
Severance charge	(3.4)	(0.08)%	—	—
Gain on sale of distribution centers	—	—	5.1	0.10%
Gain on sale of former corporate headquarters	—	—	4.7	0.09%
Asset impairment charge	—	—	(6.7)	(0.13)%
Adjusted operating expenses	$513.6	10.90%	$551.3	11.05%

Operating income	$187.6	3.98%	$192.5	3.86%
Operating expense items noted above	(10.6)	(0.22)%	(3.1)	(0.06)%
Adjusted operating income	$177.0	3.76%	$189.4	3.80%

Net income	$101.0		$98.4
Operating expense items noted above	(6.7)		(1.9)
Adjusted net income	$94.3		$96.5

Net income per share - diluted	$4.19		$4.13
Per share operating expense items noted above	(0.28)		(0.08)
Adjusted net income per share - diluted	$3.91		$4.05

Weighted average number of common shares - diluted	24,096		23,847

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in 2009 exclude the effects of a negotiated settlement with a service supplier and severance charges.  In 2008, these financial statement categories were adjusted to exclude a gain on the sale of two distribution centers and the company’s former headquarters, and an asset impairment charge related to capitalized software development costs.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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